Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

GREGORY GRAVES JOINS
PLUG POWER BOARD OF DIRECTORS

LATHAM, NY — May 12, 2017 — Plug Power Inc. (NASDAQ: PLUG), a leader in providing energy solutions that change the way the world moves, has elected Gregory Graves to Plug Power’s Board of Directors (the “Board”), and newest member to the Company’s audit committee. Mr. Graves currently serves as the Chief Financial Officer (CFO) of Entegris, Inc. (NASDAQ: ENTG), a global leader in specialty chemicals and advanced materials solutions for the microelectronics industry.

Since joining Entegris in 2002, Mr. Graves has been instrumental in growing Entegris from approximately $300 million to $1.2 billion.  As CFO of Entegris, a position he has held since 2006, he is responsible for all financial matters for the company, as well as its global facilities and information technology (IT) function.  Mr. Graves has also been responsible for logistics, global procurement, and business development during his tenure with Entegris.

Mr. Graves has also played a primary role in developing and implementing Entegris’ financial and investor relations strategies, which has included raising $1 billion in the capital markets and establishing a long-term, stable shareholder base.

“Mr. Graves has extensive experience that has touched a broad set of financial, business development, and operational dynamics of a publicly traded company,” said Andy Marsh, CEO of Plug Power. “Plug Power has built strong foundational metrics based on current success and a long-term strategic vision. We are confident that the addition of Greg will be instrumental in helping us execute our strategy with the greatest return for investors.”

“Greg’s skillset strengthens the foundation of our Board,” said George McNamee, Chairman of Plug Power’s Board of Directors. “The Board is pleased to have Greg join the team, and looks forward to adding his strong financial perspective to shape Plug Power’s opportunities in the global energy market.”

“Plug Power is a company with tremendous potential,” said Greg Graves, Plug Power’s newest Board member. “I’m delighted to join the Board of Directors as Plug Power targets exciting opportunities in the world of electrification with its proven hydrogen and fuel cell solutions.”

Mr. Graves’ career has also included positions in investment banking and corporate development for companies including Piper Jaffray, RBC Capital Markets, and Pillsbury. He is a certified CPA (inactive), holds an MBA degree from the University of Virginia and spent two years (2005-2007) on a public board, Thermawave, Inc. (NASDAQ: TWAV), a provider of metrology solutions to the global semiconductor industry with annual revenues of $80M.

Finally, Plug Power notes that current Board member, Larry Garberding, has retired, and Xavier Pontone has resigned, both effective as of the annual shareholder meeting on June 28, 2017.

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About Plug Power Inc.

The architects of modern hydrogen and fuel cell technology, Plug Power has revolutionized the industry with its simple GenKey solution, elements of which are designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. Plug Power’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer.

Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including but not limited to statements about PLUG’s expectations regarding growth in Europe, revenue, growth with GenKey customers and its project financing platform. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, GenSure and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, GenSure and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission (the “SEC”). For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG’s public filings with the SEC including, the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2016. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Investor Contact

John Cococcia

investors@plugpower.com

Plug Power Media Contact

Teal Vivacqua

media@plugpower.com